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                                INSTRUMENT OF
                        APPOINTMENT AND ACCEPTANCE OF
                              SUCCESSOR TRUSTEE


         INSTRUMENT OF APPOINTMENT AND ACCEPTANCE OF SUCCESSOR TRUSTEE, dated as of May 21, 1997, by and between Mountain Fuel Supply Company (the "Company"), a Utah corporation having its principal office at 180 East 100 South, Salt Lake City, Utah, and First Security Bank, National Association (the "Successor Trustee"), a national banking association duly organized and existing under the laws of the United States of America, having its principal Corporate Trust office at 79 South Main Street, Salt Lake City, Utah, and Citibank, N.A., a national banking association duly incorporated and existing under the laws of the United States of America, having its principal Corporate Trust office at 120 Wall Street, New York, NY 10043 (herein called "Citibank").

                                  RECITALS:

         WHEREAS, The Company and Citibank, N.A. (the "Resigning Trustee") entered into an Indenture (the "Indenture") dated as of May 1, 1992;

         WHEREAS, Section 606(b) of the Indenture provides that the trustee may at any time resign by giving written notice of such resignation to the Company, effective upon the appointment of a successor trustee and acceptance of such appointment by a successor trustee;

         WHEREAS, Section 606(e) of the Indenture provides that, if the trustee shall resign, the Company shall promptly appoint a successor trustee;

         WHEREAS, Resigning Trustee gave notice of resignation as trustee under the Indenture on May 1, 1997;

         WHEREAS, the Company by a Board Resolution dated May 20, 1997 has duly appointed the Successor Trustee as trustee to succeed Resigning Trustee under the Indenture;

         WHEREAS, Section 607 of the Indenture provides that any successor trustee appointed in accordance with Section 606(e) thereof shall execute, acknowledge and deliver to the Company and the retiring trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the retiring trustee shall become effective and such successor trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, duties and obligations of the retiring trustee; and

         WHEREAS, Successor Trustee is willing to accept such appointment as successor trustee under the Indenture;

         NOW, THEREFORE, the Company and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows;


                                  ARTICLE I
                               THE BENEFICIARY

         SECTION 101. The Company hereby accepts the resignation of Citibank as Trustee under the Indenture, such resignation to be effective May 21,


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1997. From May 21, 1997 Citibank shall have no further responsibility for the exercise of the rights and powers or of the performance of the trusts and duties vested in the Trustee under the Indenture.

         SECTION 102. The Company hereby appoints Successor Trustee as Trustee under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if Successor Trustee were originally named as Trustee under the Indenture.

         SECTION 103. In accordance with Section 606(f) of the Indenture, the Company shall cause notice to be given of the resignation of Citibank and the appointment of the Successor Trustee.

         SECTION 104. The Company hereby represents and warrants that:

         (a) It has performed or fulfilled each covenant, agreement and condition on its part to be performed or fulfilled under the Indenture, or the other documents to which it is a party, on or prior to the date hereof;

         (b) No default or Event of Default or, to the best of its knowledge, any event which with notice or the passage of time or both would constitute an Event of Default under the Indenture has occurred and is continuing as of the date hereof.

                                  ARTICLE II
                            THE SUCCESSOR TRUSTEE

         SECTION 201. Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company, that Successor Trustee is eligible under the provisions of Section 609 of the Indenture.

         SECTION 202. Successor Trustee hereby accepts its appointment as Successor Trustee under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.

                                 ARTICLE III
                                MISCELLANEOUS

         SECTION 301. Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meaning assigned to them in the Indenture.


         SECTION 302. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction whose laws govern the Indenture.

         SECTION 303. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                                      2

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         IN WITNESS HEREOF, the parties have caused this Instrument of
Appointment and Acceptance to be duly executed and acknowledged as of the day and year first above written.

                                Mountain Fuel Supply Company


                                By:      /s/ S.E. Parks
                                         ---------------------------
                                Its:     Vice President, Treasurer and CFO


                                First Security Bank, National Association, as Successor Trustee



                                By:      /s/ Brett R. King
                                         ---------------------------
                                Its:     Assistant Vice President


                                Citibank, N.A.,
                                as Resigning Trustee



                                By:      /s/ Wafaa Orfy
                                        -----------------------------
                                Its:     Senior Trust Officer